Exhibit 99.2

Intrusion Inc. Announces Private Placement Subscription Agreement

PLANO, Texas, April 22, 2024 (ACCESSWIRE) -- Intrusion Inc. (NASDAQ: INTZ), a leader in cyberattack prevention solutions, today announced today that it had entered into a private placement subscription agreement pursuant to which Intrusion sold to purchasers in a Private Offering (the "Offering") an aggregate of 1,348,569 shares of its common stock, each of which is coupled with a warrant to purchase two shares of common stock at an aggregate offering price of $1.95 per share. None of the shares of common stock or shares underlying the warrants have been registered for resale under the Securities Act of 1933 as amended.

The Offering resulted in net proceeds to Intrusion of $2.6 million. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

"This Offering was the final step in our plan to achieve compliance with the Nasdaq minimum equity standard pursuant to listing rule 5550(b)(1)," said Tony Scott, CEO of Intrusion. "We are pleased to have the continued support of our long-term shareholders. The Offering also marks an important step for Intrusion as we continue to focus on ensuring we have the funds we need to propel our growth and focus on satisfying our customers' needs with cost-effective cybersecurity solutions for their enterprise."

About Intrusion Inc.

Intrusion Inc. is a cybersecurity company based in Plano, Texas. The Company offers its customers access to its exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion IP addresses. After years of gathering global internet intelligence and working exclusively with government entities, the Company released its first commercial product in 2021. Intrusion Shield is designed to allow businesses to incorporate a Zero Trust, reputation-based security solution into their existing infrastructure. Intrusion Shield observes traffic flow and instantly blocks known malicious or unknown connections from both entering or exiting a network to help protect against Zero-Day and ransomware attacks. Incorporating Intrusion Shield into a network can elevate an organization's overall security posture by enhancing the performance and decision-making of other solutions in its cybersecurity architecture.

Cautionary Statement Regarding Forward-Looking Information

This release may contain certain forward-looking statements, including, without limitation, our expectations for positive results from our recent sales, marketing, and strategic initiatives, which statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements speak only as of the date hereof and involve a number of risks and uncertainties, including the risk that our recent sales, marketing, and strategic efforts will not result in increased product awareness or sales of our Intrusion Shield. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, the risk that this financing fails to provide the needed capital for the Company to execute its current business strategies, the Company does not achieve the anticipated results from its current sales, marketing, operational, and product development initiatives, as well as risks that we have detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

IR Contact:

Alpha IR Group

Mike Cummings or Josh Carroll

INTZ@alpha-ir.com

Source: Intrusion Inc.